Exhibit 10.131

Equinix Annual Incentive Plan

January 1, 2006

PLAN OBJECTIVES

Equinix will offer the Equinix Incentive Plan to provide eligible employees with the opportunity to participate in company performance. It is designed to motivate employees to achieve certain company objectives, provide competitive total cash compensation for key positions and retain top talent.

PLAN FEATURES

Eligibility/Participation

All regular part-time and full-time employees will be eligible to participate. Commissioned sales employees will not be eligible. Full-time and part-time new hires will be eligible to participate as of the first of the month following date of hire. Employees not employed by the Company at the beginning of the year shall only be eligible for a percentage of his/her Target Bonus equal to that percentage of the year he/she was employed by the Company. Employees are not eligible to receive an award if he/she is on a Performance Improvement Plan (PIP) or is not employed by the Company on the date a Target Bonus is paid. Payouts will be pro-rated over the period based on the positions the employee held during the performance period. For example, if an employee is promoted from Senior Manager to Director, his/her bonus will be calculated upon the number of days in each position.

The plan will be effective 1/1/2006.

Calculating Company Performance and Funding of Incentive Pool

The funding level of the Incentive Pool will be based on Company performance against EBITDA and revenue goals, as set forth in the Board approved operating plan. 50% of the Incentive Pool will be funded each quarter if EBITDA and revenue targets for that quarter, and for year-to-date are met. The remaining 50% of the Incentive Pool will be funded each quarter for over-performance of EBITDA and revenue targets for that quarter and year-to-date. The EBITDA and revenue goals will exclude the impact of one-time events, such as expansion centers or acquisitions not in the operating plan. The specific EBITDA and revenue goals for each year shall be as set forth on a Design Criteria established prior to the end of the first quarter of each year.

For 2006, the Design Criteria shall be as follows:

50% of Incentive Pool shall be funded if the Company hits its operating plan for revenue and EBITDA for the year. For every 1% below operating plan for revenue and EBITDA, the Incentive Pool shall be reduced by 10%. For instance, if the Company is 2% below plan, only 30% of the Incentive Plan shall be funded. There shall be no Incentive Pool if either EBITDA or revenue is less than 95% of operating plan target.

The remaining 50% of the Incentive Pool shall be paid only if the Company achieves revenues in excess of plan, and those incremental revenues have a flow-through margin in excess of 65%.

Payment of Awards

Individual awards will be paid as soon after the close of the fiscal year as practical.

Plan Administration

The Compensation Committee of the Board of Directors may modify or terminate this plan at any time.